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Exhibit 99.1
<CORPORATE LOGO HERE>	Sovran Self Storage, Inc 6467 Main St., Buffalo, NY 14221 (716) 633-1850

FOR IMMEDIATE RELEASE
June 22, 2006

Sovran Self Storage Acquires 20 Properties

            Buffalo, NY, June 22, 2006 - Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate trust (REIT) today announced the acquisition of 20 self-storage facilities from Cornerstone Development Corporation, a Dallas based real estate company.

            Thirteen of the properties are operated in the Company's existing markets of Dallas, TX (6), San Antonio, TX (3), Tampa, FL (3) and Southeastern Louisiana (1). Seven of the properties are located in St. Louis, MO, which is a new market for Sovran. As a result of the purchase, 1.3 million square feet of rentable area will be added to the Company's portfolio, which now totals over 19 million feet of self-storage space.

            The facilities were acquired at a total cost of $90 million. Funds were provided via the assumption of $32 million of mortgage debt, a $40 million draw on the Company's line of credit and $18 million of cash remaining from the Company's recent issuance of 10 year term notes.

            David Rogers, the Company's Chief Financial Officer, said, "We're very excited to add these properties to our group. The Dallas, San Antonio and Tampa stores will fit in very well with the stores we already operate in those cities, and we are looking forward to introducing Uncle Bob's to the St. Louis area."

            Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 316 stores under the Uncle Bob's Self Storage ® trade name in 22 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.